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                                                                   Exhibit 11.1

                             COLORADO MEDTECH, INC.

    Statement Re: Computation of Primary and Fully Diluted Earnings Per Share for the Three and Nine-Month Periods Ended March 31, 1997




                                                            Three-Months Ended                    Nine-Months Ended
                                                               March 31, 1997                       March 31, 1997
                                                        --------------------------          -----------------------------
                                                                           Fully                                  Fully
                                                         Primary          Diluted             Primary            Diluted
                                                        ----------       ----------          ----------       -----------


Net income                                             $   671,711       $  671,711         $ 1,616,779       $ 1,616,779

Interest income from investment
of proceeds from  assumed exercise
of options/warrants in excess of
proceeds used to repurchase outstanding
shares (see below), net of income taxes
(investment assumed to be made in
U.S. government securities)                                61,605            61,328          170,032              169,613
                                                        ----------       ----------          ----------       -----------

Adjusted net income                                     $  733,316       $  733,039         $ 1,786,811       $ 1,786,392

Weighted average common
shares outstanding                                       7,040,248        7,040,248           6,949,898         6,949,898

Plus - common stock equivalents                          5,749,750        5,749,750           5,609,225         5,609,225

Less - use of proceeds from assumed
exercise of  options/warrants to
repurchase outstanding  shares at the
yearend market price not to exceed
20% of the outstanding shares                           (1,408,050)      (1,408,050)         (1,389,980)       (1,389,980)

Adjusted weighted common shares
outstanding                                             11,381,948       11,381,948          11,169,143        11,169,143

Fully diluted net income per share                            $.06             $.06                $.16              $.16
                                                        ----------       ----------          ----------        ----------




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